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                                                                     EXHIBIT 4.9

                                FIRST AMENDMENT
                            TO THE RIGHTS AGREEMENT
                           DATED AS OF JULY 9, 1999
                         BETWEEN NOVA CORPORATION AND
                    FIRST UNION NATIONAL BANK, RIGHTS AGENT


     THIS FIRST AMENDMENT (the "First Amendment") to the Rights Agreement dated as of July 9, 1999 between NOVA Corporation and First Union National Bank, as Rights Agent (the "Rights Agreement") is made on the 3rd day of August, 2000 by NOVA Corporation (the "Company").

                              W I T N E S S E T H
                              -------------------

     WHEREAS the Company has established the Rights Agreement;

     WHEREAS, Section 27 of the Rights Agreement permits the Company to supplement or amend any provision of the Rights Agreement, subject to certain conditions, without the approval of the holders of the Rights, in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates;

     WHEREAS, the Company deems it necessary and desirable to amend the Rights Agreement in order to clarify the definition of "Acquiring Person;"

     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

                                       1.

     Section 1.(a) shall be amended by deleting the current Section 1.(a) in its entirety and inserting in lieu thereof the following replacement Section 1.(a):

(A)  (i)  "Acquiring Person" shall mean any Person who or which, together with
           ----------------
     all Affiliates and Associates of such Person, shall, after the Rights Dividend Declaration Date, become the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, or any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 10% or more of the shares of Common Stock of the Company as of the Record Date, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; provided, however, any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 10% or more of the shares of Common Stock as of the Record Date, and subsequently acquires any additional shares of Common Stock shall be deemed an Acquiring Person, subject to the provisions below.
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(ii) Nothwithstanding the foregoing, any Person who or which, together with all
     Affiliates and Associates of such Person, becomes the Beneficial Owner of 10% or more, but less than 15%, of the shares of Common Stock then outstanding shall not be deemed an Acquiring Person for any purposes of this Agreement if a majority of the Continuing Directors (as defined below) or, if there are then no Continuing Directors, a majority of the Board of Directors of the Company, determines in good faith that such Person has become such as the result of an acquisition of shares of Common Stock by the Company or a recapitalization, or has acquired the shares of Common Stock of the Company inadvertently or for investment purposes only; provided that, as part of such determination, the Board of Directors may require that such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the provisions of this Section 1(a). In the event that a Person whom or which the Board of Directors, in accordance with the foregoing procedure, has determined is not an Acquiring Person, acquires any additional shares subsequent to such determination, such Person shall be deemed an Acquiring Person unless (i) such Person still is the Beneficial Owner of less than 15% of the shares of Common Stock then outstanding and (ii) the Board of Directors again makes a determination with respect to such Person in accordance with the foregoing procedures. Notwithstanding the foregoing, if a Person becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding solely as the result of a recapitalization or the repurchase of shares of Common Stock by the Company, the Board of Directors shall have the authority to make the same determination with respect to that Person as outlined above; provided, however, that any additional acquisition of shares of Common Stock by that Person subsequent to such determination shall cause that Person to be deemed an Acquiring Person.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Rights Agreement to be duly executed as of the date and year first above written.

Attest:                                NOVA CORPORATION

By:  /s/ Carole A. Loftin              By:  /s/ Edward Grzedzinski
     --------------------------             ----------------------
         Carole A. Loftin                       Edward Grzedzinski
         Vice President and                     Chairman of the Board, President
         Assistant Secretary                    and Chief Executive Officer


Attest:                                FIRST UNION NATIONAL BANK


By:  /s/ Holly Drummond                By:  /s/ Kristin Knapp
     --------------------------             ----------------------
Name: Holly Drummond                   Name:    Kristin Knapp
Title: Corp. Trust Officer             Title:   Assistant Vice President/Rel.
                                                 Mgr